Exhibit 99.1

Sabre Holdings Updates Third Quarter, 2003 Financial Expectations

Travelocity Financial Update Includes Settlement Agreement with Hotels.com

SOUTHLAKE, Texas, Oct. 16, 2003 – Sabre Holdings (NYSE:TSG) today said that its third quarter earnings and revenue are expected to be in line with company expectations.  The company expects to announce third quarter diluted earnings per share of $0.18 on a GAAP basis, and $0.24 per share on an adjusted basis.  The company also expects to announce third quarter revenue of $527 million on a GAAP basis, and $519 million on an adjusted basis.

Note: Sabre Holdings plans to announce full third quarter financial results on its upcoming earnings conference call and webcast scheduled for Oct. 23, 2003 at 9:00 a.m., central time.

Travelocity Financial Update

The company also updated its projection for Travelocity full year 2003 revenue growth to be approximately 20 percent on a GAAP and adjusted basis.  Previously, Travelocity was projected to grow greater than 30 percent, year-over-year.

Although Travelocity transaction revenue is expected to reach year-over-year growth for the third quarter of approximately 35 percent, several factors have put pressure on third quarter total revenue, including disappointing performance from Travelocity’s portal partners in driving transactions, a reduction in Hotels.com warrant revenue, and year-over-year declines in portal partner advertising revenue.

In light of this, combined with increased advertising expense, international expansion and investment in Travelocity Business, the company expects an operating loss at Travelocity in the third quarter of approximately $12 million on a GAAP basis, and approximately $6 million on an adjusted basis.  The company also expects Travelocity to have an operating loss on a GAAP and adjusted basis for the fourth quarter and full year of 2003.

Company Outlook

The company expects these factors will push Sabre Holdings full year 2003 earnings below the previously announced range.

Travelocity and Hotels.com Reach Settlement

Travelocity and Hotels.com have agreed to end their distribution agreement. Terms of the settlement are confidential.

Consistent with its broader efforts to migrate its business model from that of a distributor to that of a retailer, Travelocity launched its own merchant hotel program about a year ago.  Participation in that program today exceeds 8,000 hotels.  Travelocity now has total flexibility to sell and promote its own merchant hotels.  The long-term impact of these actions will be positive to Travelocity revenue and earnings, while the short-term impact will be negative to Travelocity revenue and earnings.

About Sabre Holdings

Sabre Holdings, an S&P 500 company, is a world leader in travel commerce, retailing travel products and providing distribution and technology solutions for the travel industry. Sabre Holdings supports travelers, travel agents, corporations and travel suppliers through its companies: Travelocity, Sabre Travel Network, GetThere, and Sabre Airline Solutions. Headquartered in Southlake, Texas, in the Dallas-Fort Worth Metroplex, the company has approximately 6,500 employees in 45 countries. Full year 2002 revenues totaled $2.06 billion. Sabre Holdings is traded on the New York Stock Exchange under the symbol TSG. More information is available at http://www.sabre-holdings.com.

Statements in this report which are not purely historical facts, including statements about forecasted financial projections, the consequences of any settlement regarding the Hotels.com Affiliation Agreement, or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  Readers are cautioned not to place undue reliance on forward-looking statements.  All forward-looking statements are based upon information available to the Company on the date this report was submitted.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to: the price of InterActiveCorp stock upon the exercise of performance warrants held by Travelocity; the computer reservation system rules proposed by the Department of Transportation; and the Company’s revenues being highly dependent on the travel and transportation industries.  The Company may not succeed in addressing these and other risks.  Further information regarding factors that could affect our financial and other results can be found in the risk factors section of the Company’s most recent filing on Form 10-Q with the Securities and Exchange Commission.

Sabre Holdings Corporation

Non-GAAP Financials Reconciliations

($ in millions)

	FY 2003 Guidance
	High	Growth %*	Low	Growth %*	FY 2002
Travelocity Revenue Range Reconciliation

GAAP Revenue	$376.2	22%	$373.1	21%	$308.3

Less: performance warrants	(7.8)		(7.8)		—

Adjusted Revenue	$368.3	19%	365.2	18%	$308.3

* Growth over 2002

Travelocity Operating Income Reconciliation
	3Q 2003
GAAP Operating Income	$(11.7)

Add: Amortization of intangibles	11.2
Add: Stock compensation	2.4
Less: performance warrants	(7.8)

Adjusted Operating Income	$(6.0)

Sabre Holdings Net Earnings Reconciliation
	3Q 2003
		EPS
GAAP Net Earnings	$25.5	$0.18
Adjustments, net of taxes:
Add: Amortization of intangibles, stock compensation and transaction fees from merger & acquisition activity	14.9
Less: Restructuring charges	—
Add: Other, net	(0.3)
Less: performance warrants	(4.9)
Less: minority interests	(0.8)

Adjusted net earnings	$34.4	$0.24

Diluted share count	145.2	million

Sabre Holdings Revenue Reconciliation
	3Q 2003
GAAP Revenue	$526.8

Less: performance warrants	(7.8)

Adjusted Revenue	$519.0